Exhibit 99

DIME COMMUNITY BANCSHARES REPORTS FIRST QUARTER EARNINGS

Diluted Earnings Per Share of 24 Cents
Annualized Deposit Growth of 7% in Quarter

Brooklyn, NY - April 25, 2006 - Dime Community Bancshares, Inc. (NASDAQ: DCOM, the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported net income of $8.4 million, or 24 cents per diluted share, for the quarter ended March 31, 2006, compared to $10.9 million, or 30 cents per diluted share, for the quarter ended March 31, 2005 and $9.0 million, or 25 cents per diluted share, for the quarter ended December 31, 2005.

Operating earnings (excluding gains or losses on the sale of securities and other assets) were $8.1 million, or $0.23 per diluted share, for the quarter ended March 31, 2006. Operating earnings were substantially the same as reported earnings during the quarters ended December 31, 2005 and March 31, 2005.

First Quarter 2006 Highlights

▪	Deposits increased 7% on an annualized basis, and the Bank opened its twenty-first retail banking office in Valley Stream, New York in March 2006.

▪	Real estate loan originations totaled $130.1 million at an average rate of 6.14% compared to $144.0 million at an average interest rate of 5.98% during the fourth quarter of 2005.

▪	Loans in the pipeline approximated $118.8 million at quarter-end, including commitments for sale to Fannie Mae of $18.2 million.

▪
The annualized loan amortization rate declined from 12% to approximately 10% sequentially. Prepayment fee income was $768,000, relatively constant sequentially and down $817,000 from the March 2005 quarter.

▪	Net interest margin was 2.76%, seven basis points lower sequentially, excluding $632,000 of non-recurring interest income recorded during the December 2005 quarter.

▪	The Company disposed of real estate obtained in its 1999 acquisition of Financial Bancorp, recording a pre-tax gain of $478,000.

▪	The Company repurchased 182,100 shares of its common stock.

▪	Quarterly non-interest expense increased 1% sequentially and 7% year-over-year.

Vincent F. Palagiano, Chairman and Chief Executive Officer, commented, "Despite the continued challenging interest rate environment, the first quarter diluted earnings per share were ahead of our expectations, and we were able to generate a return on equity of 11.6%, and a core cash return on average tangible equity of 14.1%."

Mr. Palagiano continued, "We were also encouraged by the annualized growth in deposits of 7% during the first quarter, and the relatively small decline experienced in our net interest margin despite growth in deposit balances and continued increases in short-term interest rates."

FINANCIAL RESULTS

For the quarter ended March 31, 2006, the Company’s pre-tax income was $13.1 million, compared to $17.2 million in the same quarter of the previous year. The $4.1 million decrease was primarily due to a decline of $4.3 million in net interest income.

Average earning assets declined by $238 million year-over-year. The net interest margin contracted 32 basis points, from 3.08% during the March 2005 quarter to 2.76% during the March 2006 quarter.

On a linked quarter basis, the Company’s pre-tax income decreased $969,000 from $14.1 million in the December 2005 quarter to $13.1 million during the quarter ended March 31, 2006, primarily due to a decline in net interest income of $1.5 million. During the quarter ended December 31, 2005, the Company recorded non-recurring interest income of $499,000 related to the disposition of two problem loans and $133,000 of non-recurring income related to annual distributions from an equity fund investment. These items (the "Non-Recurring Interest Income Items") combined to add $632,000 of interest income during the quarter ended December 31, 2005. Net interest margin, excluding the Non-Recurring Interest Income Items, declined 7 basis points, to 2.76%, during the March 2006 quarter, from 2.83% in the December 2005 quarter. The decline was tempered by an increase in the average yield on interest earning assets of 8 basis points (excluding the Non-Recurring Interest Income Items), reflecting both an increase in yield on the Company's real estate loans and mortgage backed securities, along with the movement of a greater percentage of the total interest earning assets from securities into real estate loans, the Company's highest yielding asset. Excluding the $499,000 of non-recurring interest income, the yield on real estate loans was 5.74% during the quarter ended December 31, 2005 and 5.76% during the quarter ended March 31, 2006.

The yields on newly originated real estate loans continued to increase, averaging 6.14% during the first quarter of 2006, up from 5.49% during the first quarter of 2005 and 5.98% during the fourth quarter of 2005. Higher yielding commercial real estate loans increased 18% on an annualized basis during the most recent quarter on $32.2 million of originations. This, combined with both a reduction in the levels of lower-yielding securities and an increase in the yield on real estate loans (excluding Non-Recurring Interest Income Items), led to only a slight reduction of 7 basis points in net interest margin on a linked quarter basis.

Effective January 1, 2006, The Company has reclassified prepayment and late charge fees on loans in all periods presented from non-interest income into interest income as a result of a classification change made by the Office of Thrift Supervision. In preference of conformed presentation, the Company now recognizes all prepayment and late charge fees on loans as net interest income instead of non-interest income on both its financial and regulatory reports.

Prepayment fee income was $768,000 in the quarter ended March 31, 2006, virtually the same as the December 2005 quarter and down from $1.6 million in the quarter ended March 31, 2005 as interest rates were near historic lows during the quarter ended March 31, 2005. The year-over-year decline is consistent with management’s outlook for refinancing activity in the multifamily sector throughout this year. For 2006, management expects repayment speeds to be no higher than the 10 - 12% range, possibly even falling into the single digits by the fourth quarter, as compared with speeds of 14% and 24% in 2005 and 2004 respectively.

Average deposits per branch approximated $93 million at March 31, 2006, lower than the $108 million average at March 31, 2005 and the $96 million average at December 31, 2005. The loan-to-deposit ratio was 136% at March 31, 2006, compared to 114% at March 31, 2005 and 136% at December 31, 2005. Core deposits comprised 48% of total deposits at March 31, 2006, compared to 56% at March 31, 2005 and 49% at December 31, 2005.

Until recently, the Bank’s rates on repricing core deposits lagged those of the price leaders in its markets. This strategy served to protect margin, not deposits. Beginning with the quarter just ended, there has been a slight shift in the Bank’s deposit pricing posture for several reasons. First, nearly all of the liquidity generated from last year’s sale of $270 million of investment securities has either been redeployed into higher yielding loans, or used to fund deposit outflows. Second, the loan to deposit ratio has drifted back above 130%. Management would prefer to see the ratio at or below 100%. Going forward, management would prefer also to fund new balance sheet growth with deposits, not wholesale borrowings. Third, with the average rate on new loans now consistently trending above 6 percent, attracting and retaining new deposits at today’s rates appears more palatable to managing the Bank’s interest rate risk than it did throughout 2005. In addition to the overall change in the pricing posture, the Bank added some promotional deposits related to the opening of a new branch during the most recent quarter.

During the first quarter of 2006, the Company experienced an annualized growth of 7% in deposits, with the great majority of growth occurring in certificates of deposit. Due to the growth in deposit funding, the Company was able to reduce its overall level of borrowings which helped minimize the increase in the average cost of its interest bearing liabilities while short-term interest rates continued to rise. Coupled with an increase in the yield on its interest earning assets, the Company continued to avoid significant erosion in its net interest margin despite a prolonged flattened yield curve environment.

During the quarter ended March 31, 2006, the Bank restructured $145.0 million of its borrowings in order to lower the average cost of the borrowings. Borrowings with a weighted average cost of 4.61% and a weighted average term to maturity of one year were replaced with borrowings having a weighted average cost of 4.17%, and a final maturity of ten years, callable by the lender after year one. Since portions of the existing borrowings were paid off at a discount, the Bank recognized a net pre-tax gain on the transaction of $43,200.

Non-interest income, excluding gains or losses on the sale of assets, totaled $2.3 million during the quarter ended March 31, 2006, compared to $2.2 million in the quarter ended March 31, 2005 and $2.3 million in the quarter ended December 31, 2005.

The Company sold loans to FNMA totaling $27.1 million, $24.4 million and $23.3 million during the quarters ended March 31, 2006, March 31, 2005 and December 31, 2005, respectively. The gains recorded on these sales were $399,000, $135,000 and $353,000, during the quarters ended March 31, 2006, March 31, 2005 and December 31, 2005, respectively. The majority of the loans sold during each of these periods were assigned upon origination. The loans sold during the quarter ended March 31, 2006 had a weighted average term to the earlier of maturity or next repricing of 16.5 years.

During the quarter ended March 31, 2006, the Company sold a parcel of real estate obtained in its acquisition of Financial Bancorp in 1999, recognizing a pre-tax gain of $478,000. There were no gains or losses recorded on sales of securities and other assets during the quarters ended December 31, 2005 or March 31, 2005.

Non-interest expense totaled $10.4 million during the quarter ended March 31, 2006, an increase of $690,000, or 7%, from the prior year quarter, and $133,000, or 1%, sequentially. The increase of $690,000 reflected an increase of $331,000 in data processing systems expense resulting from the termination of promotional pricing the Company received throughout the first quarter of 2005 from its new data systems contract that commenced in November 2004. In addition, salaries and benefits increased $261,000 year-over-year as a result of both staff additions and regular salary increases. The increase of $133,000 in non-interest expense on a linked quarter basis reflected an increase of $209,000 in salaries and benefits as a result of both staff additions and general salary increases. Additions to staff have been primarily in the retail division of the Bank where early initiatives include product and sales development for business and professional banking.

Non-interest expense to average assets was 1.34% in the March 2006 quarter, compared to 1.16% for the quarter ended March 31, 2005, and 1.30% for the quarter ended December 2005. Average assets decreased by $238.3 million from March 31, 2005 to March 31, 2006.

The effective tax rate was 35.8% for the quarter ended March 31, 2006, 36.2% for the quarter ended December 31, 2005 and 36.8% for the quarter ended March 31, 2005. The effective tax rate is expected to approximate 36.0% for the full year ending December 31, 2006.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $130.1 million during the quarter ended March 31, 2006, of which $32.2 million, or 25%, represented commercial real estate. The average rate on total loan originations during the quarter was 6.14%, compared to 5.49% in the quarter ended March 31, 2005 and 5.98% during the quarter ended December 31, 2005. Commercial real estate represented 23% of the gross loan portfolio at March 31, 2006, compared with 22% as of December 31, 2005. The commercial real estate portfolio grew at a 37.0% rate year-over-year.

Real estate loan prepayment and amortization during the March 2006 quarter approximated 10% of the loan portfolio on an annualized basis, compared to 15% during the March 2005 quarter and 12% during the December 2005 quarter. The average interest rate on real estate loan prepayment and amortization during the most recent quarter was 5.96%.

The loan portfolio continued to perform favorably, even by the standards of the current credit environment. Non-performing loans declined from $958,000 at December 31, 2005 to $365,000 at March 31, 2006, and represented only 0.01% of total loans as of March 31, 2006.

STOCKHOLDERS' EQUITY AND SHARE REPURCHASE PROGRAM

The Company’s total stockholders’ equity at March 31, 2006 was $292.7 million, or 9.32% of total assets, virtually unchanged from December 31, 2005. After outlays for dividends paid to shareholders and share repurchases, by the end of the first quarter of 2006 the Company’s tangible equity had climbed slightly, to $240.8 million, as compared to $239.2 million at December 31, 2005. The quarterly cash dividend declared on April 21, 2006 represents a payout ratio of 58% of first quarter 2006 earnings. At March 31, 2006, tangible stockholders’ equity was 7.79% of tangible assets and the tangible book value per share was $6.52.

During the quarter ended March 31, 2006, the return on average stockholders’ equity was 11.6%, the return on average tangible equity was 14.1% and the cash return on average tangible equity was 14.7%.

During the first quarter of 2006, the Company repurchased into treasury 182,100 shares, or 0.5%, of common stock outstanding at December 31, 2005. The Company had an additional 434,072 shares remaining eligible for repurchase under its tenth stock repurchase program, approved in May 2004. On December 15, 2005, the Board of Directors approved the Company's eleventh stock repurchase program, which authorizes the purchase, at the discretion of management, of an additional 1,847,977 shares.

OUTLOOK

Management has consistently stated that as the Fed Funds rate moves closer to a point that the Federal Reserve considers to be "neutral," and new loan yields provide a reasonable spread over funding costs, the Company will be more inclined to accelerate balance sheet growth.

Recent comments drawn from the minutes of the Federal Open Market Committee’s March meeting indicate that some Committee members thought “the end of the tightening process was likely to be near”. Also, management notes that the 10-year bond yield recently traded above 5%, and loan pricing appears to be firming above 6%. These are encouraging signs, which could enable the Bank to resume balance sheet growth by year-end. It will also be helpful if loan pricing does not rise so high as to dampen the demand for new loans. In the meantime, management is slowly becoming more aggressive in deposit pricing so as to stabilize deposit balances. When balance sheet growth resumes, the Company’s preferred structure is one of loans and securities funded with deposits, rather than with Federal Home Loan Bank advances or some other form of wholesale funding. However, at least for the forthcoming quarter, we do not anticipate any material changes in the Company’s footings.

In the meantime, as noted earlier, tangible equity (the capital base upon which future balance sheet growth can be leveraged) continues to grow.

At present, the overall yield on the Company's interest-earning assets is rising, despite the lagging movement of yields on real estate loans compared to general market rates. The average yield on interest earning assets (excluding the Non-Recurring Interest Income Items) rose on a linked quarter basis, from 5.50% to 5.58%.

The cost of interest-bearing deposits rose from 2.31% at December 31, 2005 to 2.58% as of March 31, 2006. This trend is likely to continue, whether or not the Bank grows deposits. The rising cost of deposits is due to a combination of repricing lower rate deposits already on the books, plus the cost of attracting new deposits.

At 10% annualized in the quarter ended March 31, 2006, prepayment and amortization rates continued to be within the range anticipated by management, and are expected to remain in the 10% to 12% range during the second quarter of 2006. There is adequate liquidity to satisfy projected loan originations based on the current and projected pipeline. At March 31, 2006, the multifamily and mixed use loan commitment pipeline approximated $118.5 million, including $18.2 million of loan commitments intended for sale to Fannie Mae. The average rate on the commitment pipeline was 6.30%.

Operating expenses are expected to be approximately $10.9 million in the second quarter of 2006 (representing the 2006 quarterly run rate), with the majority of the increase resulting from new costs associated with both the recently opened Valley Stream branch and other retail banking initiatives. Share repurchases are expected to be in line with recent practices. The Company is positioned, however, to be opportunistic in the purchase of its own shares should conditions warrant. Based on this outlook, the Company now expects second quarter 2006 earnings per diluted share will be in the range of $0.20 to $0.22.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, founded in 1864, and headquartered in Brooklyn, New York. With $3.14 billion in assets as of March 31, 2006, the Bank has twenty-one branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

- Tables to follow -

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	March 31,
	2006	December 31,
	(Unaudited)	2005
ASSETS:
Cash and due from banks	$ 28,510	$ 40,199
Investment securities held to maturity	455	455
Investment securities available for sale	30,443	44,832
Mortgage-backed securities available for sale	181,351	193,453
Federal funds sold and other short-term assets	68,650	60,014
Real estate Loans:
One-to-four family and cooperative apartment	142,940	145,754
Multifamily and underlying cooperative	1,878,865	1,873,940
Commercial real estate	603,121	576,561
Construction and land acquisition	14,046	12,098
Unearned discounts and net deferred loan fees	528	501
Total real estate loans	2,639,500	2,608,854
Other loans	2,134	2,341
Allowance for loan losses	(15,728)	(15,785)
Total loans, net	2,625,906	2,595,410
Loans held for sale	10,520	900
Premises and fixed assets, net	16,752	16,527
Federal Home Loan Bank of New York capital stock	31,492	29,917
Goodwill	55,638	55,638
Other assets	89,878	88,881
TOTAL ASSETS	$ 3,139,595	$ 3,126,226
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking, NOW and Super NOW	$137,555	$135,698
Savings	330,824	335,527
Money Market	465,450	464,962
Sub-total	933,829	936,187
Certificates of deposit	1,012,971	978,585
Total Due to depositors	1,946,800	1,914,772
Escrow and other deposits	77,270	47,518
Securities sold under agreements to repurchase	120,455	205,455
Federal Home Loan Bank of New York advances	566,500	531,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	38,724	38,102
TOTAL LIABILITIES	2,846,914	2,834,512
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,769,968 shares and 50,633,881 shares issued at March 31, 2006 and December 31, 2005, respectively, and 36,958,894 shares
and 36,956,907 shares outstanding at March 31, 2006 and December 31, 2005, respectively)	508	506
Additional paid-in capital	204,896	204,083
Retained earnings	278,021	274,579
Unallocated common stock of Employee Stock Ownership Plan	(4,569)	(4,627)
Unearned common stock of Recognition and Retention Plan	(3,596)	(2,979)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,941)
Treasury stock (13,811,074 shares and 13,676,974 shares at March 31, 2006
and December 31, 2005, respectively)	(170,611)	(168,579)
Accumulated other comprehensive loss, net	(4,027)	(3,328)
TOTAL STOCKHOLDERS' EQUITY	292,681	291,714
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,139,595	$3,126,226

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2006	2005	2005

Interest income:
Loans secured by real estate	$37,839	$37,765	$36,577
Other loans	49	40	37
Mortgage-backed securities	1,845	1,929	4,490
Investment securities	482	640	606
Other	1,156	1,684	954
Total interest income	41,371	$42,058	42,664
Interest expense:
Deposits and escrow	11,496	10,802	9,381
Borrowed funds	9,434	9,327	8,573
Total interest expense	20,930	20,129	17,954
Net interest income	20,441	21,929	24,710
Provision for loan losses	60	160	60
Net interest income after
provision for loan losses	20,381	21,769	24,650

Non-interest income:
Service charges and other fees	1,497	1,484	1,408
Net gain on sales and
redemptions of assets	877	353	135
Other	786	771	777
Total non-interest income	3,160	2,608	2,320
Non-interest expense:
Compensation and benefits	5,868	5,659	5,607
Occupancy and equipment	1,412	1,391	1,336
Core deposit intangible amortization	-	-	48
Other	3,168	3,265	2,767
Total non-interest expense	10,448	10,315	9,758

Income before taxes	13,093	14,062	17,212
Income tax expense	4,685	5,083	6,341

Net Income	$8,408	$8,979	$10,871

Earnings per Share:
Basic	$0.24	$0.26	$0.31
Diluted	$0.24	$0.25	$0.30

Average common shares
outstanding for Diluted EPS	35,373,046	35,303,451	35,757,992

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Core Earnings and Core Cash Earnings Reconciliations

Core earnings and related data are "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage-backed securities) during the period.

In addition, Core cash earnings and related data are also "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented. Tangible equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.

The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005

Net income as reported	$ 8,408	$ 8,979	$ 10,871
Pre-tax net gain on sale of securities and other assets	(478)	-	-
Pre-tax income from borrowings restructuring	(43)	-	-
Tax effect of adjustments	190	-	-
Core Earnings	$ 8,077	$ 8,979	$ 10,871
Cash Earnings Additions :
Core Deposit Intangible Amortization	-	-	48
Non-cash stock benefit plan expense	367	260	343
Core Cash Earnings	$ 8,444	$ 9,239	$ 11,262

Performance Ratios (Based upon Core Cash Earnings):
Core Cash EPS (Diluted)	$ 0.23	$ 0.26	0.31
Core Cash Return on Average Assets	1.08%	1.17%	1.34%
Core Cash Return on Average Tangible Stockholders' Equity	14.13%	15.57%	19.63%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended
	March 31,	December 31,		March 31,
	2006	2005		2005

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.24	$0.25		$0.30
Return on Average Assets	1.08%	1.13%		1.30%
Return on Average Stockholders' Equity	11.55%	12.38%		15.47%
Return on Average Tangible Stockholders' Equity	14.07%	15.13%		18.95%
Net Interest Spread	2.35%	2.59%	(1)	2.80%
Net Interest Margin	2.76%	2.91%	(1)	3.08%
Non-interest Expense to Average Assets	1.34%	1.30%		1.16%
Efficiency Ratio	45.98%	42.65%		36.28%
Effective Tax Rate	35.78%	36.15%		36.84%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.23	$ 0.25		$ 0.28
Core Return on Average Assets	1.04%	1.13%		1.30%
Core Return on Average Stockholders' Equity	11.09%	12.38%		15.47%
Core Return on Average Tangible Stockholders' Equity	13.52%	15.13%		18.95%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.92	$ 7.89		$ 7.60
Tangible Book Value Per Share	6.52	6.47		6.27

Average Balance Data:
Average Assets	$ 3,118,817	$ 3,166,725		$ 3,357,138
Average Interest Earning Assets	2,966,577	3,011,695		3,204,674
Average Stockholders' Equity	291,227	290,077		281,038
Average Tangible Stockholders' Equity	238,972	237,426		229,509
Average Loans	2,629,336	2,598,204		2,481,554
Average Deposits	1,900,259	1,949,438		2,183,923

Asset Quality Summary:
Net charge-offs (recoveries)	$ 11	$ 61		($ 1)
Nonperforming Loans	365	958		2,712
Nonperforming Loans/ Total Loans	0.01%	0.04%		0.11%
Nonperforming Assets/Total Assets	0.01%	0.03%		0.08%
Allowance for Loan Loss/Total Loans	0.59%	0.60%		0.61%
Allowance for Loan Loss/Nonperforming Loans	4309.04%	1647.70%		561.68%

Regulatory Capital Ratios:
Consolidated Tangible Equity to Tangible Assets at period end	7.79%	7.78%		7.01%
Tangible Capital Ratio (Bank Only)	9.04%	9.84%		8.23%
Leverage Capital Ratio (Bank Only)	9.04%	9.84%		8.23%
Risk -Based Capital Ratio (Bank Only)	12.90%	14.30%		13.13%

(1) Excluding $632,000 of non-recurring interest income that was recorded during the period, the net interest spread was 2.50% and the net interest margin was 2.83% during the three months ended December 31, 2005.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
ANALYSIS OF NET INTEREST INCOME
(Dollars In thousands)
	For the Three Months Ended
	March 31, 2006			December 31, 2005			March 31, 2005
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,627,262	$37,839	5.76%	$2,595,998	$37,765	5.82%	$2,478,992	$36,577	5.90%
Other loans	2,074	49	9.45	2,206	40	7.25	2,562	37	5.78
Mortgage-backed securities	192,672	1,845	3.83	204,259	1,929	3.78	504,077	4,490	3.56
Investment securities	38,329	482	5.03	49,363	640	5.19	68,252	606	3.55
Other short-term investments	106,240	1,156	4.35	159,869	1,684	4.21	150,791	954	2.53
Total interest earning assets	2,966,577	$41,371	5.58%	3,011,695	$42,058	5.59%	3,204,674	$42,664	5.33%
Non-interest earning assets	152,240			155,030			152,464
Total assets	$3,118,817			$3,166,725			$3,357,138

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$37,239	$91	0.99%	$38,899	$98	1.00%	$43,071	$108	1.02%
Money Market accounts	455,676	2,079	1.85	481,385	1,902	1.57	724,333	2,717	1.52
Savings accounts	330,646	455	0.56	338,698	474	0.56	360,842	491	0.55
Certificates of deposit	981,346	8,871	3.67	995,793	8,328	3.32	961,947	6,065	2.56
Total interest bearing deposits	1,804,907	11,496	2.58	1,854,775	10,802	2.31	2,090,193	9,381	1.82
Borrowed Funds	826,298	9,434	4.63	808,429	9,327	4.58	804,339	8,573	4.32
Total interest-bearing liabilities	2,631,205	20,930	3.23%	2,663,204	20,129	3.00%	2,894,532	17,954	2.52%
Checking accounts	95,352			94,663			93,730
Other non-interest-bearing liabilities	101,033			118,781			87,838
Total liabilities	2,827,590			2,876,648			3,076,100
Stockholders' equity	291,227			290,077			281,038
Total liabilities and stockholders' equity	$3,118,817			$3,166,725			$3,357,138
Net interest income		$20,441			$21,929			$24,710
Net interest spread (1)			2.35%			2.59%			2.80%
Net interest-earning assets	$335,372			$348,491			$310,142
Net interest margin (1)			2.76%			2.91%			3.08%
Ratio of interest-earning assets
to interest-bearing liabilities			112.75%			113.09%			110.71%

Average deposits (including non-interest
bearing checking accounts)	$ 1,900,259	$ 11,496	2.45%	$ 1,949,438	$ 10,802	2.20%	$ 2,183,923	$ 9,381	1.74%

(1) Excluding $632,000 of Additional Interest Income Items, the yield on real estate loans was 5.74%, the net interest spread was 2.50% and the net interest margin was 2.83% during the three months ended December 31, 2005.